Exhibit 5.1

February 12, 2014	+1 212 230 8800 (t) +1 212 230 8888 (f) wilmerhale.com

PTC Therapeutics, Inc.

100 Corporate Court

South Plainfield, New Jersey 07080

Re:              PTC Therapeutics, Inc. – Rule 462(b) Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-193677) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) of the Securities Act, for the registration of shares of Common Stock, $0.001 par value per share, of PTC Therapeutics, Inc., a Delaware corporation (the “Company”), with a proposed maximum aggregate offering price of $11,500,000 (the “Shares”), including Shares issuable upon exercise of an over-allotment option granted by the Company.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the several underwriters named in Schedule 1 thereto, for whom J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as representatives, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Brian A. Johnson
Brian A. Johnson, a Partner